                                                FILED PURSUANT TO RULE 424(b)(3)

                                            REGISTRATION STATEMENT NO. 333-39167

PROSPECTUS SUPPLEMENT NO. 9
(TO PROSPECTUS DATED NOVEMBER 10, 1997)

                                  $310,000,000
                            LAM RESEARCH CORPORATION
                   5% CONVERTIBLE SUBORDINATED NOTES DUE 2002

     This Prospectus Supplement supplements information contained in that certain Prospectus dated November 10, 1997 and supersedes Prospectus Supplement No. 8 dated February 25, 1999 (the "Prospectus"), relating to the potential sale from time to time of up to $310,000,000 aggregate amount of Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following information is added in the appropriate alphabetical sequence to the table set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders and the respective principal amounts of Registrable Notes beneficially owned by such Selling Securityholder that may be offered pursuant to the Prospectus, as amended or supplemented:

BancBoston Robertson Stephens & Co.               44,000      *             501      *
Farallon Capital (CP) Investors, L.P.          2,570,000      *          29,281      *
Forum Capital Markets LLC                         31,000      *             353      *
Goldman Sachs & Co.                              900,000      *          10,254      *
John Hancock Mutual Life Insurance Co.         4,000,000    1.29%        45,573      *

The last three line items contained in the table set forth in the Prospectus under the caption "Selling Securityholders": "Any other holder . . . " , "Notes Sold Under Registration Statement", and "Total . . . " (other than the footnotes to the table which remain unchanged), are deleted in their entirety and replaced with the following:

Any other holder of Notes or future transferee from any such holder(3)

Notes Sold Under
Registration Statement                       $218,764,000             2,492,468
   Total                                     $310,000,000    100%     3,531,958


 All information provided in this Prospectus Supplement is as of April 8, 1999.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 8, 1999.